Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1/A of our report dated July 5, 2022 with respect to the audited financial statements of Mobiv Acquisition Corp. (“the Company”) as of May 5, 2022 and the related statements of operations, changes in stockholders’ equity and cash flow for the period from January 7, 2022 (inception) though May 5, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

July 5, 2022